SMFStreicher Mobile Fueling, Inc. 800 West Cypress Creek Road, Suite 580 Fort Lauderdale, Florida 33309	Exhibit 99.1

NEWS RELEASE

Contact:	Richard E. Gathright Chairman and Chief Executive Officer 954-308-4200	Peter Seltzberg Cameron Associates, Inc. 212-245-8800

STREICHER MOBILE FUELING, INC.
ANNOUNCES NEW OFFICER APPOINTMENTS

Ft. Lauderdale, FL, August 8, 2005 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW) (the “Company”), a leading provider of integrated out-sourced energy and transportation logistics to the trucking, construction, energy, chemical and government service industries today announced the appointments of Sharon M. Glickman as the Company’s Vice President of Accounting, Chief Accounting Officer and Controller, Robert Beard as Vice President of Corporate Development, and William R. Rominger as Vice President of Information Systems Services and Chief Information Officer.

Sharon M. Glickman brings 20 years of in-depth financial and accounting experience with an extensive background in complex public company accounting and reporting in today’s environment, and in the implementation of new accounting and back office systems. Ms. Glickman joins the Company from SportsLine.com, Inc. in Fort Lauderdale where she was most recently its interim Chief Financial Officer. During nine years of service with SportLine.com, Ms. Glickman also held the positions of Corporate Controller and Assistant Controller. Prior to that time, Ms. Glickman was employed by Alamo Rent-A-Car, Inc. for 11 years in various financial and accounting capacities, including Senior Director of Financial Reporting. Ms. Glickman, who is a certified public accountant, received a bachelor of arts with a dual major of Economics and English from the University of Pennsylvania and a master of business administration from Duke University.

Richard G. Greece, who had been serving as the Company’s Vice President of Accounting, Chief Accounting Officer and Controller since March of 2005, will continue with the Company in a consulting capacity, supporting its acquisition and integration program.

Robert W. Beard has been appointed Vice President of Corporate Development. Mr. Beard joins the Company from Cendian Corporation, a chemical logistics subsidiary of Eastman Chemical Company in Atlanta, where he most recently served as Group Director of Client Development and Sales Support. Bob brings almost 30 years of marketing and sales, operational and financial experience in the transportation and logistics industry for companies including Eastman Chemical, Ryder Systems, Inc., Comdata Corporation, American Express/First Data Resources, Truckstops of America, and Mid Continent Systems.

William R. Rominger has been appointed Vice President of Information Systems Services and Chief Information Officer. He was most recently CEO of Osprey IT Consulting, Inc. and has almost 30 years of experience in corporate information technology planning, development, implementation, management and administration, providing high level support to such entities as Lockheed Martin, Technisource Inc., and Concurrent Computer Corp.

Richard E. Gathright, the Company’s Chairman and CEO commented, “We have previously announced an aggressive growth and diversification plan centered on consolidation in the petroleum product transportation and distribution business, which includes acquisitions, the development of additional service and product lines, and the use of improved technology. The appointments of Sharon Glickman, Bob Beard, Bill Rominger, and the reassignment of Rick Greece are important to this plan and its success.”

About Streicher Mobile Fueling, Inc.
The Company provides commercial mobile and bulk fueling, lubricant and fuel management services for vehicle and equipment fleets, as well as short and long distance specialized heavy and ultra-heavy hauling transportation and fueling services. Its energy solutions and fueling alternatives which include the use of the Company’s proprietary electronic fuel tracking system assist fleet managers in containing the cost of operating their equipment, and alleviate security and environmental concerns associated with off-site refueling and on-site storage. The Company conducts operations from 20 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C. More information on the Company is available at www.mobilefueling.com.